Exhibit 99.2

Masimo Announces Adoption of Stock Repurchase Program

Irvine, California – August 9, 2011 – Masimo (NASDAQ: MASI) today announced that its Board of Directors has authorized the repurchase of up to 3 million shares of the company’s common stock. The stock repurchase program may be carried out at the direction of the company through open market purchases, block trades, and in privately negotiated transactions. The repurchase program will become effective on August 12, 2011 and is expected to continue for a period of 24 months unless it is terminated earlier by the Board of Directors. Any repurchases will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital and the company’s financial performance. The company expects to fund the stock repurchase program through its available cash.

Joe Kiani, Chairman and Chief Executive Officer of Masimo, said: “This stock repurchase program underscores our continued belief and optimism in Masimo’s long-term growth prospects, as well as our commitment to return value to our stockholders. Our management team and Board of Directors have a strong conviction in our growth prospects, business model and cash flow generation capability, and we believe that the stock represents an attractive value relative to our future outlook.”

About Masimo

Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow® SET Pulse CO-Oximetry™ technology, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). In 2008, Masimo introduced Patient SafetyNet™, a remote monitoring and wireless clinician notification system designed to help hospitals avoid preventable deaths and injuries associated with failure to rescue events. In 2009, Masimo introduced rainbow Acoustic Monitoring™, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRa™). Masimo’s rainbow SET technology platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. In 2010, Masimo acquired SEDLine®, a pioneer in the development of innovative brain function monitoring technology and devices. Masimo SET and Masimo rainbow SET technologies can be also found in over 100 multiparameter patient monitors from over 50 medical device manufacturers around the world. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications®.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, including statements that the company will generate future cash flow, the repurchase of company stock constitutes an opportunity to increase stockholder value, available cash should provide sufficient liquidity to support the stock repurchase program, and the repurchase of our stock represents an attractive investment. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce the anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The repurchase program authorization does not require the company to purchase a specific number of shares and the program may be modified, suspended or terminated at any time. The timing and number of shares repurchased, if any, pursuant to the stock repurchase authorization will be subject to a number of factors, including current market conditions, legal constraints and available cash or other sources of funding. This press release is not an offer to purchase any securities.

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Investor Contact: Sheree Aronson	Media Contact: Dana Banks
Vice President, Investor Relations, Masimo Corporation	Director, Corporate Communications, Masimo Corporation
(949) 297-7043	(949) 297-7348
saronson@masimo.com	dbanks@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care… by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, Rainbow Acoustic Monitoring, RRa, Radical-7, Rad-87, Rad-57,Rad-8, Rad-5,Pulse CO-Oximetry, Pulse CO-Oximeter, and SEDLine are trademarks or registered trademarks of Masimo Corporation.